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                                                                   EXHIBIT 23.01

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                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of our report dated February 17, 1998 relating to the statements of financial condition of Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III, and Dean Witter Cornerstone Fund IV as of December 31, 1997 and 1996 and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1997 and our report dated January 12, 1998 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 1997 and December 31, 1996 appearing in the Prospectus Supplement, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche

New York, New York
April 30, 1998